PROSPECTUS SUPPLEMENT

(To Prospectus dated April 29, 2025)

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-286638

Up to $8,585,280

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated April 29, 2025, filed as a part of our registration statement on Form S-3 (File No. 333-286638), as supplemented by our prospectus supplement dated April 29, 2025 (the “Prior Prospectus”). This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

We filed the Prior Prospectus to register the offer and sale of our common stock, par value $0.001 per share (the “common stock”), from time to time pursuant to the terms of that certain At the Market Offering Agreement, or Sales Agreement, between H.C. Wainwright & Co., LLC, or Wainwright, acting as the agent, and us. Through the date hereof, we have sold 5,208,487 shares of common stock under the Sales Agreement pursuant to the Prior Prospectus.

We are filing this prospectus supplement to amend the Prior Prospectus to update the amount of shares we are eligible to sell under General Instruction I.B.6. As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $8,585,280 from time to time through Wainwright.

As of September 2, 2025, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was $37,005,840, which was calculated based on 24,507,179 shares of our outstanding common stock held by non-affiliates at a price of $1.51 per share, the closing price of our common stock on July 11, 2025. During the 12 calendar months prior to, and including, the date of this prospectus, we sold securities with an aggregate market value of $3,750,000 pursuant to General Instruction I.B.6. of Form S-3.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SLNH.” On August 29, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.47 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

H.C. Wainwright & Co.

The date of this prospectus supplement is September 2, 2025